Exhibit 99.1

Press Release

SOURCE: ShopKo Stores, Inc.

ShopKo Names Chairman of the Board

GREEN BAY, Wis., May 16/PRNewswire/--ShopKo Stores, Inc., (NYSE:SKO) named Jack W. Eugster as Chairman of the Board effective today. Eugster has been a member of the ShopKo Board of Directors since 1991. Eugster was chairman and chief executive officer of Musicland Stores Corporation and its predecessors from 1980 to 2001, when he retired. He has served on the boards of several publicly-traded companies, including Best Buy Co., Inc. and Donaldson Co.

The Company indicated that Eugster will partner with William Podany, who continues as president, chief executive officer and director, to provide leadership to the Company enhancing the overall strength of the ShopKo management team.

Podany commented saying, "I am pleased that Jack, a long-time Board member, will assume the position of chairman; thus, allowing me more time to concentrate on merchandising, marketing, logistics and store operations of both the ShopKo and Pamida retail divisions. Jack and I will work together to build the ShopKo company's profitability and enhance shareholder value. This appointment will be discussed in more detail during ShopKo's first quarter conference call at 10:30 a.m. on May 24, 2001."

"ShopKo is a company with strong future potential," said Eugster. "Bill is an excellent merchant while I have more experience in corporate governance matters. We will work jointly on the economic issues facing the Company during this period of consumer softness, with an eye toward resuming ShopKo's growth at the appropriate time."

ShopKo Stores, Inc., a Fortune 500 company headquartered in Green Bay, Wis., operates 370 retail stores in 23 states, primarily in the Midwest, Western Mountain and Pacific Northwest regions. Retail operations include 141 specialty discount stores operating under the ShopKo name in mid-sized and larger cities, and 229 Pamida discount stores in smaller, rural communities. For more information about ShopKo or Pamida visit our website at http://www.shopko.com

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors which could cause ShopKo's actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in ShopKo's current Annual Report on Form 10-K or as may be described from time to time in ShopKo's subsequent SEC filings and such factors are incorporated by reference.